Exhibit 10.10

[Opower letterhead]

August 29, 2012

Mr. Roderick Morris

[address]

Dear Rod,

Congratulations on your promotion! This letter contains important information regarding your new position.

Effective September 1, 2012, the following changes will be made to your employment terms:

Job: Your position title will change from SVP, Consumer Marketing and Operations to SVP, Marketing and Operations.

Salary: Your annualized salary will be increased from the current level of $220,000 to $250,000.

Stock Options. Subject to the approval of the Company’s Board of Directors, you may be granted an option to purchase 150,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan, as described in that Plan and the applicable stock option agreement. If you are granted an option to purchase shares of the Company’s common stock, you will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

Should you have any questions regarding your new status, please do not hesitate to contact anyone on the HR team. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

To confirm your acceptance of this promotion, please sign and date this letter and return it to me.

Sincerely,

/s/ Leah J. Coyne
Leah J. Coyne Director, Human Resources

ACCEPTED AND AGREED:

Roderick Morris

/s/ Roderick Morris
(Signature)

8/29/12
Date

[Opower letterhead]

Roderick Morris

[address]

September 21, 2011

Dear Roderick:

As you may be aware, OPOWER, Inc., a Delaware corporation (the “Company”), had previously contracted with TriNet Employer Group, a professional employer organization (“TriNet”) for purposes of providing certain Company benefits, as well as payroll and other human resource management services. The Company’s contract with TriNet will end on October 1, 2011. The purpose of this letter is to confirm your continued employment solely through the Company on the following terms and conditions:

•     Position. Your current position is Senior Vice President of Consumer Marketing & Operations, located in Arlington, VA and you currently report to Daniel Yates.

•     Compensation. You currently earn a salary at the rate of $9,166.67 per pay period, which is equivalent to $220,000.00 per year, less all applicable withholdings required by law, payable on the Company’s regular payroll dates, but not less frequently than monthly.

•     Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

•     Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

•     Entire Agreement. Where there is conflict with any prior understandings or agreements, whether oral, written or implied, between you and the Company or between you and TriNet regarding the matters described in this letter, this letter supersedes and replaces such prior understandings or agreements. Where there are additional terms or conditions of employment within those prior understandings or agreements, whether oral, written or implied, between you and the Company or between you and TriNet regarding the matters described in this letter, such additional terms or conditions will remain in full force and effect and will be honored by the Company. In addition, your agreement to the terms and conditions set forth in this letter has no effect on the additional obligations contained in the Confidential Information and Invention Assignment Agreement (“CIIAA”), which is incorporated by reference in this letter, and remains in full force and effect.

Sincerely,	ACCEPTED AND AGREED:

/s/ Leah J. Coyne	By:	Roderick Morris
Leah J. Coyne Director of Human Resources	/s/ Roderick Morris

9/28/11
Date

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